Exhibit 99.2

ESCROW AGREEMENT

Agreement dated this __ day of ________ by and between Eco Planet Corp. (“Company”) and Jonathan D. Strum (hereinafter “Escrow Agent”) located at _____________________.

WHEREAS, Escrow Agent warrants and represents that he has read and reviewed the Company’s Form S-1 Registration Statement as initially filed simultaneously with this Escrow Agreement (“Agreement”); and

WHEREAS, based upon such review and in particular, but not limited to that portion of the Registration Statement under the caption “The Offering”, Escrow Agent agrees with the Company to abide by all terms and conditions set forth under the aforesaid heading The Offering, a copy of such Section being annexed hereto as Exhibit A, and

WHEREAS, the Company is in full agreement with Escrow Agent.

NOW THEREFORE, the parties hereto agree to abide by each of the terms and conditions as set forth in the Company’s Registration Statement as same relate to the Company’s offering of securities and the maintenance of the Escrow Account.

ECO PLANET CORP.		JONATHAN D. STRUM.

By:	/s/ Elka Yaron	By:	/s/ Jonathan D. Strum
Elka Yaron, President		Jonathan D. Strum

Exhibit A

The Offering

Eco Planet Corp.,  (“EPC”) is offering, on a best efforts, self-underwritten basis, a maximum of 800,000 shares of its common stock at a price of $0.15 per share. The proceeds from the sale of the shares in this offering will be payable to Jonathan D. Strum, Esq.  - Escrow Account. EPC’s escrow agent, Jonathan D. Strum, acts as legal counsel for EPC and, therefore, may not be considered an independent third party. All subscription agreements and checks are irrevocable and should be delivered to Jonathan D. Strum at the address provided on the Subscription Agreement or to another address provided by the escrow agent.

All subscription funds will be held in a non-interest-bearing account pending sales of no less than 35% of the offering as described below. The offering will terminate on the earlier of:

(ii) 180 days from the effective date of this document or any extension thereto; the Company having the right, in its sole discretion, to extend the initial offering period for an additional 90 days.

Neither the Company nor any subscriber shall receive interest no matter how long subscriber funds might be held.

The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within 90 days of the close of the offering or as soon thereafter as practicable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

Shares of common stock offered by us Maximum of 800,000 shares

Use of proceeds

EPC will apply the proceeds from the offering to pay for accounting fees, legal and professional fees associated with the offering and to conclude its market research and develop[p its web site for the sale of green, environmentally friendly and alternative energy related products i.e. ecologically friendly products.

Termination of the offering

The offering will conclude when all 800,000 shares of common stock have been sold, or 180 days after this registration statement becomes effective with the

Securities and Exchange Commission. EPC may at its discretion extend the offering for an additional 90 days.

Risk factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists. Please refer to the sections entitled "Risk Factors" and "Dilution" before making an investment in this stock.

Trading Market

None. While EPC intends to approach a market maker to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock in the Over-the-Counter Bulletin Board (“OTCBB”), such efforts may not be successful and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

The Company may not be able to meet the requirements for a public listing or quotation of its common stock. Further, even if the Company's common stock is quoted or granted listing, a market for the common shares may not develop.